18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ANNOUNCES WITHDRAWAL OF PROPOSED FOLLOW-ON OFFERING AND CLOSING OF PRIMARY OFFERING
Sales of Shares of Common Stock in Primary Offering will Cease on December 20, 2013

IRVINE, Calif., Nov. 20, 2013 – Steadfast Income REIT Inc. (SIR) announced today that SIR’s board of directors has determined not to pursue a follow-on offering of its common stock. SIR will withdraw the registration statement for its follow-on offering previously filed on Form S-11 (File No. 333-188362) as promptly as practicable. The board of directors also determined to discontinue SIR’s ongoing initial public offering on December 20, 2013.
“The Board is committed to maximizing the total potential return to shareholders and originally felt that a limited follow-on offering would ultimately be necessary to position the REIT to be most marketable in the future,” said Rodney F. Emery, CEO of Steadfast Income REIT. “However, since filing the registration statement in May, we have acquired an additional 22 properties for over $600 million, and now believe the portfolio has grown to a size that will enhance our liquidity options, making a follow-on offering unnecessary.”
Since launching publicly in July 2010, the SIR portfolio has grown to include 57 apartment communities in 11 Midwestern and Southern states purchased for over $1.3 billion.

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About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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